Filed Pursuant to Rule 433

Registration Statement No. 333-155495

Final Term Sheet

September 22, 2010

MICROSOFT CORPORATION

0.875% Notes due 2013

1.625% Notes due 2015

3.000% Notes due 2020

4.500% Notes due 2040

Issuer:	Microsoft Corporation

Title of Securities:	0.875% Notes due 2013 (the “2013 Notes”)
1.625% Notes due 2015 (the “2015 Notes”)
3.000% Notes due 2020 (the “2020 Notes”)
4.500% Notes due 2040 (the “2040 Notes” and, together with the 2013 Notes, the 2015 Notes and the 2020 Notes, the “Notes”)

Aggregate Principal Amount Offered:	2013 Notes: $1,000,000,000
2015 Notes: $1,750,000,000
2020 Notes: $1,000,000,000
2040 Notes: $1,000,000,000

Price to Public (Issue Price):	2013 Notes: 99.835% of principal amount
2015 Notes: 99.561% of principal amount
2020 Notes: 99.136% of principal amount
2040 Notes: 98.911% of principal amount

Maturity Date:	2013 Notes: September 27, 2013
2015 Notes: September 25, 2015
2020 Notes: October 1, 2020
2040 Notes: October 1, 2040

Coupon (Interest Rate):	2013 Notes: 0.875% per annum
2015 Notes: 1.625% per annum
2020 Notes: 3.000% per annum
2040 Notes: 4.500% per annum

Benchmark Treasury:	2013 Notes: UST 0.75% due September 15, 2013
2015 Notes: UST 1.25% due August 31, 2015
2020 Notes: UST 2.625% due August 15, 2020
2040 Notes: UST 4.375% due May 15, 2040

Spread to Benchmark Treasury:	2013 Notes: 0.25% (25 basis points)
2015 Notes: 0.40% (40 basis points)
2020 Notes: 0.55% (55 basis points)
2040 Notes: 0.83% (83 basis points)

Benchmark Treasury Price and Yield:	2013 Notes: 100-06+ /0.681%
2015 Notes: 99-21 3/4 /1.317%
2020 Notes: 100-20+ /2.551%
2040 Notes: 111-12 /3.737%

Yield to Maturity:	2013 Notes: 0.931%
2015 Notes: 1.717%
2020 Notes: 3.101%
2040 Notes: 4.567%

Interest Payment Dates:	2013 Notes: Semi-annually on March 27 and September 27, beginning on March 27, 2011
2015 Notes: Semi-annually on March 25 and September 25, beginning on March 25, 2011
2020 Notes: Semi-annually on April 1 and October 1, beginning on April 1, 2011
2040 Notes: Semi-annually on April 1 and October 1, beginning on April 1, 2011

Interest Payment Record Dates:	March 15 and September 15 of each year

Type of Offering:	SEC registered (No. 333-155495)

Net Proceeds to Issuer (before transaction expenses):	2013 Notes: $996,850,000
2015 Notes: $1,736,192,500
2020 Notes: $986,860,000
2040 Notes: $980,360,000

Trade Date:	September 22, 2010

Settlement Date (T+3):	September 27, 2010

Joint Book-Running Managers:	Barclays Capital Inc.
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
Goldman, Sachs & Co.
Wells Fargo Securities, LLC

Co-Managers:	CastleOak Securities, L.P.
The Williams Capital Group, L.P.

Listing:	None

CUSIP/ISIN:	2013 Notes: 594918AF1 /US594918AF14
2015 Notes: 594918AG9 /US594918AG96
2020 Notes: 594918AH7 /US594918AH79
2040 Notes: 594918AJ3 /US594918AJ36

Long-Term Debt Ratings:	Moody’s, Aaa (stable); S&P, AAA (stable)

Note:	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Barclays Capital Inc. toll-free at 888-603-5847, Citigroup Global Markets Inc. toll-free at 1-877-858-5407 and J.P. Morgan Securities LLC collect at 212-834-4533.